Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER
APPOINTS NEW BOARD MEMBER

Irving, Texas, November 12, 2004, Magnum Hunter Resources, Inc. (MHR: NYSE) announced today that Mr. F. Walker Tucei, Jr. has been elected to the company’s Board of Directors. Mr. Tucei shall be classified as a Class I Director whose term will expire at the Company’s annual meeting of stockholders in 2006. Mr. Tucei has also been appointed as a new member of the Company’s Audit Committee. He replaces Mr. James R. Latimer, who recently resigned from the Board. With the addition of Mr. Tucei, Magnum Hunter’s Board increases to eight directors, all of which are deemed “Independent”, with the exception of Mr. Gary C. Evans.

Mr.     Tucei, age 62, retired in 1999 after a distinguished 37 year career with Arthur Andersen, LLP. He was admitted to the firm’s partnership in 1972. During his career with Arthur Andersen, LLP, Mr. Tucei served as the New Orleans office Partner-in-Charge of the audit practice from 1975 to 1986. He also served as the New Orleans office Managing Partner from 1986 to 1999 and was responsible for the firm’s practice in Louisiana, Mississippi, southern Alabama, and western Florida. During his career with Arthur Andersen, LLP, Mr. Tucei served on various firm related task forces and committees. Mr. Tucei has been involved in numerous civic and non profit organizations including serving as President of the Southeast Louisiana Council of the Boy Scouts of America and the World Trade Center of New Orleans.

A 1963 graduate of the University of Mississippi with a B.B.A. degree, Mr. Tucei is a Certified Public Accountant (Retired) in Louisiana and Mississippi. He is a member of both the American Institute and Louisiana Society of Certified Public Accountants. Mr. Tucei has served since 2003 as a member of the Board, member of the Governance and Nominating committees and currently serves as Chairman of the Audit Committee for Newpark Resources, Inc. (NYSE: NR). Since 2000 he has also been a member of the Audit Committee for the Archdiocese of New Orleans and currently serves as Chairman of that committee.

Commenting on Mr. Tucei’s appointment, Mr. Jerry W. Box, Chairman of the Board stated, “Our Company’s Nominating Committee has worked diligently to recommend a qualified board candidate. Mr. Walker Tucei, with his many years of extensive managerial, auditing and financial experience with public and non-public clients in the oil and gas, energy services, mining and natural resources industries, fulfills all of our expectations. Additionally, Walker’s unselfish involvement in a variety of New Orleans area community and civic activities further demonstrates he possesses the business ethics and integrity necessary today as a director of a NYSE listed company. Magnum Hunter shareholders will benefit from his significant experience and leadership characteristics.”

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752